Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated December 28, 2018 with respect to the financial statements of FS Multi-Alternative Income Fund as of October 31, 2018 in Pre-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-224312) of FS Multi-Alternative Income Fund for the registration of 160,000,000 of its common shares of beneficial interest.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 3, 2019